Exhibit 95.1

Section 1503. Mine Safety Disclosures

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act, was enacted. Section 1503 of the Act contains reporting requirements regarding mine safety. We are committed to providing a safe workplace for all of our employees, including those working at our quarries. The operation of our quarries is subject to regulation by the federal Mine Safety and Health Administration, or MSHA, under the Federal Mine Safety and Health Act of 1977, or the Mine Act. MSHA inspects our quarries on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. Below, we have included information regarding certain mining safety and health citations that MSHA has issued with respect to our quarry operations for the year ended December 31, 2017. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the quarry, (ii) the number of citations issued will vary from inspector-to-inspector and mine-to-mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.
The table below includes references to specific sections of the Mine Act. We are providing the information in the table by mine as that is how we manage and operate our business.

(H)
	(A)	(B)	(C)	(D)	(E)	(F)	(G)	Pending
	Section	Section	Section	Section	Section	Proposed		Legal
Mine Name/ID	104 S&S	104(b)	104(d)	110(b)(2)	107(a)	Assessments	Fatalities	Action

Robert Lee Quarry / 4102617 (Mine Closed)	—	—	—	—	—	—	—	—

Cox Bend Quarry / 4102977	—	—	—	—	—	—	—	—

Bronte Quarry / 4104210	—	—	—	—	—	—	—	—

Waurika Quarry / 3400362	—	—	—	—	—	—	—	—

Vernon Quarry / 3401820	—	—	—	—	—	—	—	—

Red River Quarry / 3401945	—	—	—	—	—	—	—	—

Chatfield Plant / 4104209	—	—	—	—	—	$189	—	1

Hamburg Quarry / 2800011	—	—	—	—	—	—	—	—

Glen Gardner Quarry / 2800009	4	—	—	—	—	$29,153	—	1

Cedar Bridge Quarry / 2800717	1	—	—	—	—	—	—	—

Wantage Quarry / 2801035	—	—	—	—	—	$116	—	—

Springfield Quarry / 5500002	—	—	—	—	—	—	—	—

Brookman Quarry / 5500008	—	—	—	—	—	$19,899	—	2

Quinton Twp Pit / 2801014	—	—	—	—	—	—	—	—

Exhibit 95.1

(A)
The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Safety and Health Act of 1977 (30 U.S.C. 814) for which the operator received a citation from the Mine Safety and Health Administration.

(B)	The total number of orders issued under section 104(b) of such Act (30 U.S.C. 814(b)).
(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of such Act (30 U.S.C. 814(d)).
(D)	The total number of flagrant violations under section 110(b)(2) of such Act (30 U.S.C. 820(b)(2)).
(E)	The total number of imminent danger orders issued under section 107(a) of such Act (30 U.S.C. 817(a)).
(F)	The total dollar value of proposed assessments from the Mine Safety and Health Administration under such Act (30 U.S.C. 801 et seq.).
(G)	The total number of mining-related fatalities.
(H)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mine.